Exhibit 99.1

PRESS RELEASE

Selectica Reports Results for First Quarter Fiscal 2012
Company Maintains Healthy Gross Margin and Strong Cash Position

SAN JOSE, Calif., July 27, 2011—Selectica, Inc. (NASDAQ: SLTC), provider of deal management solutions, including sales configuration and contract lifecycle management solutions, today announced unaudited financial results for its first quarter ended June 30, 2011.

Highlights include:

•	Delivered a gross margin of 66%, consistent with a gross margin average of 64.7% over the past 12 quarters

•	Continued significant investment in both Research and Development and Sales and Marketing

•	Maintained a strong cash position of $16.8 million with increased investment in the SaaS business

•	Doubled attendance at Fusion 2011, Selectica’s annual user conference

•	Recognition as a Leader for sell-side Contract Management by a leading independent research firm

•	Launched Selectica CLM Essentials, a rapidly deployed, turnkey contract management solution

•	Released Selectica Contract Lifecycle Management Version 5.0 in May 2011

“Selectica has been recognized as a leader in sell-side contract management on the heels of our most successful user conference in recent memory,” said Jason Stern, President and CEO of Selectica. “We continue to see a trend toward our SaaS solutions, with the majority of new customers this quarter choosing a SaaS offering for their contract lifecycle management.”

This quarter, Selectica added to its customer base with new wins in the healthcare space, as well as with financial services and a major retailer.

Net loss for the first quarter of fiscal 2012 was $596,000, or $(0.21) per share, compared to a net loss of $353,000, or $(0.12) per share, in the fourth quarter of fiscal 2011 and a net loss of $447,000 or $(0.16) per share, in the first quarter of fiscal 2011.

Revenue for the first quarter of fiscal 2012 was $3.8 million compared to $3.7 million for both the fourth quarter of fiscal 2011 and for the first quarter of fiscal 2011, respectively. Revenue split was 14% license and subscription revenue, 45% maintenance and support revenue, and 41% professional services and other revenue.

PRESS RELEASE

Cash, cash equivalents, and short-term investments at the end of the first quarter of fiscal 2012 were $16.8 million, compared with $17.0 million at the end of the fourth quarter of fiscal 2011, and $17.2 million at the end of first quarter of fiscal 2011.

About Selectica, Inc.
Selectica (NASDAQ: SLTC) provides Global 2000 companies with deal management solutions to help companies close business faster, with higher margins and lower risk. Selectica offers tightly integrated applications for sales configuration, pricing, quoting, and contract lifecycle management, including modules for mobile devices and employee self-service. With over 100,000 users and over one million new contracts processed annually, Selectica is changing the way companies do business. Selectica customers represent leaders in technology, healthcare, government contracting, and telecommunications, including Bell Canada, Cisco, Covad Communications, Fujitsu, CA Technologies, ManTech, and Qwest Communications. For more information, visit www.selectica.com.

Forward Looking Statements
Certain statements in this release and elsewhere by Selectica are forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the Company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of Company operations, or the performance or achievements of the Company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to the on-going global recession; fluctuations in demand for Selectica's products and services; government policies and regulations, including, but not limited to those affecting the Company's industry; and risks related to the Company's past stock granting policies and related restatement of financial statements. Selectica undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional risk factors concerning the Company can be found in the Company's most recent Form 10-K, filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Todd Spartz
(408) 545-2648
ir@selectica.com

PR Contact:
Jordan McMahon
(408) 545-2494
pr@selectica.com

SELECTICA, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,	June 30,
	2011	2010

Revenues:
License	$92	$836
Services	3,662	2,897
Total revenues	3,754	3,733

Cost of revenues:
License	47	150
Services	1,246	1,195
Total cost of revenues	1,293	1,345

Gross profit	2,461	2,388

Operating expenses:
Research and development	896	764
Sales and marketing	1,180	1,038
General and administrative	929	971
Shareholder litigation	-	1
Total operating expenses	3,005	2,774

Loss from operations	(544)	(386)

Interest and other income (expense), net	(52)	(57)

Loss before provision (benefit) for income taxes	(596)	(443)
Provision (benefit) for income taxes	-	4
Net loss	$(596)	$(447)

Basic and diluted net loss per share	$(0.21)	$(0.16)

Reconciliation to non-GAAP net loss:
Net loss	$(596)	$(447)
Shareholder litigation	-	1
Non-GAAP net loss	$(596)	$(446)

Non-GAAP basic and diluted net loss per share	$(0.21)	$(0.16)

Weighted average shares outstanding for basic
and diluted net loss per share	2,831	2,812

SELECTICA, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	March 31,
	2011	2011

ASSETS
Current assets
Cash and cash equivalents	$16,636	$16,822
Short-term investments	199	199
Accounts receivable	2,046	2,695
Prepaid expenses and other current assets	457	450
Total current assets	19,338	20,166

Property and equipment, net	357	423
Total assets	$19,695	$20,589

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of note payable to Versata	$786	$786
Accounts payable	744	813
Accrued payroll and related liabilities	685	448
Other accrued liabilities	124	98
Deferred revenue	3,389	3,746
Total current liabilities	5,728	5,891
Note payable to Versata	3,344	3,482
Other long-term liabilities	468	574
Total liabilities	9,540	9,947

Stockholders' equity	10,155	10,642
Total liabilities and stockholders' equity	$19,695	$20,589